      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 9, 2003

                                                     REGISTRATION NO. 333-100725
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                                       ON

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                             METAL MANAGEMENT, INC.
             (Exact name of registrant as specified in its charter)

                   DELAWARE                                      94-2835068
(State or other jurisdiction of incorporation     (I.R.S. Employer Identification Number)
               or organization)

                             ---------------------
                             METAL MANAGEMENT, INC.
                       500 N. DEARBORN STREET, SUITE 405
                               CHICAGO, IL 60610
                                 (312) 645-0700
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
            METAL MANAGEMENT, INC. MANAGEMENT EQUITY INCENTIVE PLAN;
                                    WARRANTS
                            (Full title of the Plan)
                             ---------------------
                                ROBERT C. LARRY
                            CHIEF FINANCIAL OFFICER
                             METAL MANAGEMENT, INC.
                       500 N. DEARBORN STREET, SUITE 405
                               CHICAGO, IL 60610
                                 (312) 645-0700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                              Copies requested to:
                              E. WILLIAM BATES, II
                              KING & SPALDING LLP
                          1185 AVENUE OF THE AMERICAS.
                            NEW YORK, NEW YORK 10036
                                 (212) 556-2100
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
      TITLE OF EACH CLASS                               PROPOSED MAXIMUM     PROPOSED MAXIMUM
        OF SECURITIES TO              AMOUNT TO          OFFERING PRICE         AGGREGATE            AMOUNT OF
         BE REGISTERED              BE REGISTERED          PER SHARE          OFFERING PRICE      REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per
  share.........................     1,583,900(1)           $3.75(2)          $6,778,125(2)           $624(3)
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

(1) Reflects that 223,600 shares of common stock have previously been sold under the Registration Statement on Form S-3 since it was declared effective.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 payable in connection with Metal Management's Registration Statement on Form S-3 filed on October 24, 2002, based on a price of $3.75 per share, the average of the bid and asked price of Metal Management, Inc.'s common stock on the Nasdaq over-the-counter bulletin board on October 16, 2002. There was no trading of Metal Management, Inc.'s common stock on October 17, 2002 through October 23, 2002.
(3) The Company previously paid $624 in filing fees in connection with the filing of its Registration Statement on Form S-3.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I will be sent or given to employees and/or directors of Metal Management, Inc., which we refer to as the "Registrant," as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. In accordance with the Note to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by
Section 10(a) of the Securities Act.

PROSPECTUS

                             METAL MANAGEMENT, INC.

                           -------------------------

                        1,583,900 SHARES OF COMMON STOCK

                           -------------------------

     This prospectus relates to up to 1,583,900 shares of our common stock which may be sold from time to time by the selling securityholders identified in this prospectus. We will not receive any of the proceeds from the sale of the common stock.

     Our common stock is quoted on the Nasdaq National Market under the symbol "MTLM." The shares are being sold at the market by the selling securityholders. On July 7, 2003, the last sales price of our common stock as reported on the Nasdaq National Market was $19.39 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR A DISCUSSION OF THESE RISKS.

                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

                  The date of this prospectus is July 9, 2003.

                               TABLE OF CONTENTS

Summary.....................................................   1
Risk Factors................................................   3
Use of Proceeds.............................................   5
Selling Stockholders........................................   5
Plan of Distribution........................................   8
Legal Matters...............................................   9
Experts.....................................................   9
Where You Can Find More Information.........................  10

                               PROSPECTUS SUMMARY

                             METAL MANAGEMENT, INC.

     We are one of the largest full-service metals recyclers in the United States, with recycling facilities located in 13 states. We enjoy leadership positions in many major metropolitan markets, including Birmingham, Chicago, Cleveland, Denver, Hartford, Houston, Memphis, Newark, Phoenix, Salt Lake City, Toledo and Tucson. We have a 28.5% equity ownership position in Southern Recycling, L.L.C., one of the largest scrap metals recyclers in the Gulf Coast region. Our operations primarily involve the collection and processing of ferrous and non-ferrous metals. We collect industrial scrap metal and obsolete scrap metal, process it into reusable forms and supply the recycled metals to our customers, including electric arc furnace mills, integrated steel mills, foundries, secondary smelters and metal brokers. In addition to buying, processing and selling ferrous and non-ferrous scrap metals, we are periodically retained as demolition contractors in certain of our large metropolitan markets in which we dismantle obsolete machinery, buildings and other structures containing metal and, in the process, collect both the ferrous and non-ferrous metals from these sources. At certain of our locations adjacent to commercial waterways, we provide stevedoring services. We also operate a bus dismantling business combined with a bus replacement parts business at our Northeast operations.

     We believe that we provide one of the most comprehensive product offerings of both ferrous and non-ferrous scrap metals. Our ferrous products primarily include shredded, sheared, cold briquetted, bundled scrap metal, and other purchased scrap metal, such as turnings, cast and broken furnace iron. We also process non-ferrous metals, including aluminum, copper, stainless steel, brass, titanium and high-temperature alloys, using similar techniques and through application of our proprietary technologies.

     We have achieved a leading position in the metals recycling industry primarily by implementing a national strategy of completing and integrating regional acquisitions. In making acquisitions, we have focused on major metropolitan markets where prime industrial and obsolete scrap metals (automobiles, appliances and industrial equipment) are readily available and from where we believe we can better serve our customer base. In pursuing this strategy, we acquired certain large regional companies to serve as platforms into which subsequent acquisitions would be integrated. We believe that through the integration of our acquired businesses, we have enhanced our competitive position and profitability of the operations because of broader distribution channels, improved managerial and financial resources, enhanced purchasing power and increased economies of scale.

     Our common stock, par value $.01 per share, is quoted on the Nasdaq National Market under the symbol "MTLM." Additionally, our Series A Warrants, par value $.01 per share, are quoted on the Nasdaq National Market under the symbol "MTLMW." On July 7, 2003, the last sales price of our common stock as reported on the Nasdaq National Market was $19.39 per share. We are incorporated in Delaware. Our principal executive offices are located at 500 N. Dearborn St., Suite 405, Chicago, IL 60610, and our telephone number is (312) 645-0700.

                                  THE OFFERING

Common stock offered hereby.........     1,583,900 shares(1)

Common stock outstanding as of June
30, 2003............................     10,475,658 shares

Common stock outstanding after
completion of the offering..........     12,059,558 shares(2)

Use of proceeds.....................     We will not receive any of the proceeds
                                         from the sale of any common stock in
                                         this offering.

Nasdaq National Market symbol.......     "MTLM"

---------------

(1) Includes 909,278 shares that have been or may be issued upon the exercise of our Series B Warrants, 460,000 shares that have been or may be issued upon the exercise of our Series C Warrants, 60,000 shares that have been or may be issued upon exercise of warrants issued to certain of our directors, and 154,622 shares that have been or may be issued upon exercise of warrants issued to certain of our employees, which we collectively refer to in this prospectus as the "Warrants."

(2) Assumes exercise of all of the Warrants (not all of which are currently exercisable) and sale of all of the shares issued upon the exercise of the Warrants.

                                  RISK FACTORS

     Our executive officers and a small number of shareholders own a majority of our common stock and will be able to exert influence on our policies and affairs. Before and after completion of the offering, our executive officers and 5% shareholders will own over 61% of our outstanding common stock. As a result, such persons will have substantial influence over the election of our board of directors and the outcome of all other matters requiring shareholder approval. Such voting concentration may delay or prevent a change in control and could consequently adversely affect the market price for our common stock.

     Our stock price may be volatile due to a number of factors. From time to time, there may be significant volatility in the market price for our common stock. Our operating results and other factors affecting liquidity, changes in general economic conditions and the financial markets, or other developments affecting us or our competitors, could cause the market price for our common stock to fluctuate substantially.

     Our stock is thinly traded. On June 12, 2003, our common stock commenced quotation on the Nasdaq National Market. From March 10, 2003 to June 11, 2003, our common stock traded on the Nasdaq Small Cap Market. Prior to that time, our stock traded on the OTC Bulletin Board. Our stock is thinly traded. As a result, you may not be able to find a willing buyer for your common stock at the price or at the time that you desire. In addition, the liquidity of the trading market for our common stock and the market price quoted for our common stock may be adversely affected by changes in the overall market for equity securities generally. We cannot assure you that quotation of our common stock on the Nasdaq National Market will materially change the trading characteristics of our common stock.

     We are highly leveraged. As of March 31, 2003, we had $89.6 million of debt outstanding. Subject to certain restrictions, exceptions and financial tests set forth in certain of our debt instruments (see "Our indebtedness contains covenants that restrict our ability to engage in certain transactions" below), we may incur additional indebtedness in the future. The degree to which we are leveraged could have important negative consequences to the holders of our securities, including the following:

     - a substantial portion of our cash flow from operations will be needed to pay debt service and will not be available to fund future operations;

     - our ability to obtain additional future financing for acquisitions, capital expenditures, working capital or general corporate purposes could be limited;

     - we will have increased vulnerability to adverse general economic and metals recycling industry conditions; and

     - we may be vulnerable to higher interest rates because interest expense on borrowings under our $115 million revolving loan and letter of credit facility (which we refer to as the "credit agreement") are based on interest rates equal to a base rate that is variable.

     Our business may not generate sufficient cash flow from operations and future working capital borrowings may not be available in an amount sufficient to enable us to service our indebtedness, or make necessary capital expenditures.

     Our indebtedness contains covenants that restrict our ability to engage in certain transactions. Our credit agreement and the indenture governing our 12 3/4%, $31.5 million secured notes, due June 2004 (which we refer to as the "junior secured notes"), contain covenants that, among other things, restrict our ability to:

     - incur additional indebtedness;

     - pay dividends;

     - prepay subordinated indebtedness;

     - dispose of some types of assets;

     - make capital expenditures;

     - create liens and make acquisitions; and

     - engage in some fundamental corporate transactions.

     Under our credit agreement, we are required to satisfy specified financial covenants. These include meeting an interest coverage ratio of 2.10 to 1.00 and a leverage ratio of 4.25 to 1.00 (each for the twelve month period ending each fiscal quarter).

     Although we expect to be able to achieve these financial covenants, our ability to comply with these covenants may be affected by general economic conditions, industry conditions, and other events beyond our control. Our breach of any of these covenants could result in a default under our credit agreement. In the event of a default, the lenders could elect to declare all amounts borrowed under our credit agreement, together with accrued interest, to be due and payable. In addition, a default under the indenture governing our junior secured notes would constitute a default under our credit agreement and possibly other instruments governing our other indebtedness.

     The indenture governing our junior secured notes contains restrictions on our ability to incur additional indebtedness, subject to certain exceptions, unless we meet a fixed charge coverage ratio of 2.0 to 1.0 for the immediately preceding four calendar quarters. Our ability to incur additional indebtedness to maintain necessary levels of liquidity may be limited.

  Our credit agreement and junior secured notes become due in June 2004 and we may be unable to find replacement financing.

     Our credit agreement expires on June 7, 2004. Our junior secured notes mature on June 15, 2004. In order for us to repay our obligations under the junior secured notes, we will be required to either obtain alternative financing or renew or extend our credit agreement. Although we expect to be able to renew the credit agreement prior to June 2004, there is no assurance that this will be the case. If we cannot renew our credit agreement, we may be required to seek alternative financing for our working capital needs and to retire the junior secured notes. The terms on which we may be able to obtain replacement financing may not be as favorable as under the credit agreement or the junior secured notes which could increase borrowing costs, result in adverse changes to covenants, and may cause dilution to holders of our common stock. If we are not able to extend or renew our credit agreement and cannot obtain alternative financing, we will not be able to generate sufficient cash flows from operations to satisfy all of our obligations as they mature in fiscal 2005.

     The concentration of our customers and our exposure to credit risk could have a material adverse effect on our results of operations and financial condition. Sales to our ten largest customers represented approximately 41% of consolidated net sales in fiscal 2003. Accounts receivable balances from these customers represented approximately 48% of consolidated accounts receivable at March 31, 2003. Sales in fiscal 2003 to The David J. Joseph Company represented approximately 15% of consolidated net sales. The loss of any of our significant customers or our inability to collect accounts receivables would negatively impact our revenues and profitability.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus may include or incorporate by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, including statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future and may be identified by the use of words (or the negative thereof) such as "believe," "intend," "anticipate," "expects" and other words of similar import. These words indicate "forward-looking statements" and are thus prospective. These statements reflect our current expectations regarding:

     - our future profitability and liquidity and that of our subsidiaries,

     - the benefits to be derived from the execution of our industry consolidation strategy, and

     - other future developments in our business or the scrap metals recycling industry.

     Forward-looking statements may include statements relating to:

     - our business development activities;

     - sales and marketing efforts;

     - the status of material contractual arrangements including the negotiation or re-negotiation of such arrangements;

     - future capital expenditures;

     - the effects of regulation and competition on our business and future operating performance;

     - the results, benefits and risks associated with integration of acquired companies; and

     - the likely outcome and the effect of legal proceedings on our business and operations and/or the resolution or settlement thereof.

     You should be aware that forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that our actual results may differ materially from those possible results discussed in the forward-looking statements as a result of various factors. Consequently, you should regard forward-looking statements only as our current plans, estimates and beliefs. All forward-looking statements and reasons why results may differ included or incorporated by reference in this prospectus are made as of the date of this prospectus, and we do not promise to notify you if we learn that our assumptions or projections are wrong for any reason. Before you decide to invest in shares of common stock you should be aware that various risks, which are described above in this "Risk Factors" section and under the heading "Risk Factors" in Part I, Item 1 of our most recent Form 10-K, filed with the SEC on June 3, 2003, as those risk factors may be amended, modified or supplemented in any future filing with the SEC, could cause our actual results to differ from what we have stated in any forward-looking statements.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale by the selling securityholders of the shares of common stock in this offering, although we may receive up to approximately $12.2 million in connection with the issuance of the shares of common stock upon the exercise of the Warrants.

                              SELLING STOCKHOLDERS

     The shares of common stock being offered by the selling securityholders represent 1,583,900 shares that have been issued or are issuable upon exercise of the Warrants. We are registering the shares so that the selling securityholders may offer the shares for resale from time to time. We may, from time to time, prepare and file a prospectus supplement to this prospectus which would identify the name and beneficial ownership of selling securityholders not named in this prospectus who acquired their common shares or Warrants from selling securityholders named in this prospectus.

     The table below lists the selling securityholders and other information regarding the beneficial ownership of the common stock by each of the selling securityholders. The second column lists, for each selling securityholder, the number of shares of common stock held by such securityholder or issuable (pursuant to options or warrants) to such securityholder within 60 days of June 30, 2003. The third column lists the shares of common stock (representing shares issued or issuable upon exercise of the Warrants, including, in some cases, shares excluded from the second column because the related Warrants are not exercisable within 60 days of June 30, 2003) being offered by this prospectus by each selling securityholder. The fourth column assumes the sale of all of the shares offered by each selling securityholder. Each selling securityholder may sell all, some or none of his or her shares in this offering. See "Plan of Distribution."

                                                                                       NUMBER OF SHARES
                                                     NUMBER OF        SHARES TO BE    BENEFICIALLY OWNED
                                                       SHARES          OFFERED FOR    AFTER THE OFFERING
                                                    BENEFICIALLY       THE SELLING    ------------------
NAME OF                                            OWNED PRIOR TO     STOCKHOLDER'S    NUMBER
SELLING STOCKHOLDER                                 THE OFFERING         ACCOUNT      OF SHARES       %
-------------------                                --------------     -------------   ---------      ---
Michael Collins..................................      20,377(1)          20,000          377(1)      *
Albert Cozzi.....................................     261,139(2)         199,163       61,976(2)      *
Frank Cozzi......................................     240,138(3)         185,000       55,138(3)      *
Gregory Cozzi....................................      88,784(4)          75,000       13,784(4)      *
Maria Cozzi......................................     199,363(5)         175,837       23,526(5)      *
Daniel Dienst....................................      85,000(6)          15,000       70,000(6)      *
John DiLacqua....................................      45,000(7)          15,000       30,000(7)      *
Charlie Fritz....................................      25,458(8)          25,000          458(8)      *
Francis Garrigues................................      30,000             30,000           --         *
Robert Larry.....................................     135,000(9)         135,000           --         *
Kevin McGuinness.................................      45,000(10)         15,000       30,000(10)     *
Michael Mitchell.................................      20,026(11)         20,000           26(11)     *
Ken Mueller......................................       8,500              8,500           --         *
James Nathan.....................................      40,000             40,000           --         *
Dennis O'Loughlin................................      20,000             20,000           --         *
Barry Panitz.....................................      23,283(12)         17,500        5,783(12)     *
Monte Panitz.....................................       7,126(13)          5,000        2,126(13)     *
Amit Patel.......................................      30,077(14)         30,000           77(14)     *
Ronald Proler....................................      33,107(15)         25,000        8,107(15)     *
William Proler...................................     104,650(16)        100,000        4,650(16)     *
Alan Ratner......................................      43,626(17)         43,500          126(17)     *
Harold Rouster...................................      47,000(18)         15,000       32,000(18)     *
Larry Snyder.....................................      92,099(19)         92,000           99(19)     *
Brian Souza......................................       2,400              2,400           --         *
John Tiziani.....................................      20,015(20)         20,000           15(20)     *
Robert Triesch III...............................      47,406(21)         35,000       12,406(21)     *
Michael Tryon....................................     171,264(22)        170,000        1,264(22)     *
James Ustian.....................................      30,000             30,000           --         *
Stefanie Vaught..................................      22,036(23)         20,000        2,036(23)     *

---------------

  *  less than 1%

 (1) Michael Collins is the President of Metal Management Ohio, Inc. and a member of the Executive Committee. Includes 333 shares of common stock issuable upon exercise of Series A Warrants which are not included in this offering.

 (2) Albert Cozzi is the Vice-Chairman of the Board and Chief Executive Officer of the Company. Includes 32,259 shares of common stock issuable upon exercise of Series A Warrants which are not included in this offering.

 (3) Frank Cozzi is a Vice President of the Company, President of Metal Management Midwest, Inc. and a member of the Executive Committee. Mr. F. Cozzi was previously a Director of the Company. Includes 43,978 shares of common stock issuable upon exercise of Series A Warrants which are not included in this offering.

 (4) Gregory Cozzi was previously a Director of the Company. Includes 12,162 shares of common stock issuable upon exercise of Series A Warrants which are not included in this offering.

 (5) Includes 23,526 shares of common stock issuable upon exercise of Series A Warrants which are not included in this offering.

 (6) Daniel Dienst is the Chairman of the Board of Company. Includes 60,000 shares of common stock issuable upon exercise of stock options which are not included in this offering.

 (7) John DiLacqua is a Director of the Company. Includes 30,000 shares of common stock issuable upon exercise of stock options which are not included in this offering.

 (8) The Company rents a property, on which we operate a scrap yard, from Mr. Fritz. The property is rented on a month-to-month basis. The monthly rent paid by the Company to Mr. Fritz is $5,000. Includes 405 shares of common stock issuable upon exercise of Series A Warrants which are not included in this offering.

 (9) Robert Larry is Executive Vice-President, Finance, Secretary and Chief Financial Officer of the Company. Mr. Larry is also a member of the Executive Committee.

(10) Kevin McGuinness is a Director of the Company. Includes 30,000 shares of common stock issuable upon exercise of stock options which are not included in this offering.

(11) Includes 23 shares of common stock issuable upon exercise of Series A Warrants which are not included in this offering.

(12) Includes 5,264 shares of common stock issuable upon exercise of Series A Warrants which are not included in this offering.

(13) Includes 1,876 shares of common stock issuable upon exercise of Series A Warrants which are not included in this offering.

(14) Amit Patel is Vice-President, Finance and Corporate Controller of the Company. Includes 69 shares of common stock issuable upon exercise of Series A Warrants which are not included in this offering.

(15) Includes 7,153 shares of common stock issuable upon exercise of Series A Warrants which are not included in this offering.

(16) William Proler is the President of Proler Southwest Inc. and a member of the Executive Committee. Mr. Proler was previously a Director of the Company. Includes 4,102 shares of common stock issuable upon exercise of Series A Warrants which are not included in this offering.

(17) Alan Ratner is the President of Metal Management Northeast, Inc. and a member of the Executive Committee. Includes 111 shares of common stock issuable upon exercise of Series A Warrants which are not included in this offering.

(18) Harold Rouster is a Director of the Company. Includes 30,000 shares of common stock issuable upon exercise of stock options which are not included in this offering.

(19) Larry Snyder is Executive Vice-President, Non-ferrous of the Company and a member of the Executive Committee. Includes 88 shares of common stock issuable upon exercise of Series A Warrants which are not included in this offering.

(20) Includes 13 shares of common stock issuable upon exercise of Series A Warrants which are not included in this offering.

(21) Includes 10,947 shares of common stock issuable upon exercise of Series A Warrants which are not included in this offering.

(22) Michael Tryon is President and Chief Operating Officer of the Company and a member of the Executive Committee. Includes 233 shares of common stock issuable upon exercise of Series A Warrants which are not included in this offering.

(23) Stefanie Vaught is the Treasurer of the Company. Includes 32 shares of common stock issuable upon exercise of Series A Warrants which are not included in this offering.

                              PLAN OF DISTRIBUTION

     We are registering the shares of common stock issued or issuable upon exercise of the Warrants to permit the resale of those shares of common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the shares of common stock, although we may receive up to approximately $12.2 million in connection with the issuance of the shares of common stock upon exercise of the Warrants. We will bear all fees and expenses incident to the registration of the shares of common stock.

     The selling securityholders may sell all or a portion of the common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the common stock is sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts or commissions or agent's commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

     - on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale,

     - in the over-the-counter market,

     - in transactions otherwise than on these exchanges or systems or in the over-the- counter market,

     - through the writing of options, whether such options are listed on an options exchange or otherwise, or

     - by any other legally available means.

     If the selling securityholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, brokers-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling securityholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions, provided that the short sale is made after the registration statement is declared effective and a copy of this prospectus is delivered in connection with the short sale. The selling securityholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares. Our directors and executive officers are not permitted to make short sales under our Insider Trading Compliance Program.

     The selling securityholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

     Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     There can be no assurance that any selling securityholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

     The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

     We will pay all expenses of the registration of the shares of common stock estimated to be $45,000 in total, including, without limitation, Securities and Exchange Commission filing fees, expenses of compliance with state securities or "blue sky" laws and transfer agent fees relating to sales pursuant to this prospectus; provided, however, that the selling securityholders will pay all underwriting discounts and selling commissions, if any.

     Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

                                 LEGAL MATTERS

     Legal matters related to the issuance of the shares of common stock being offered by this prospectus will be passed upon for us by the law firm of King & Spalding LLP, New York, New York.

                                    EXPERTS

     The predecessor company and reorganized company consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 2003 have been so incorporated in reliance on the reports dated June 2, 2003 (which contains an explanatory paragraph relating to the expiration or maturity dates of Metal Management's long-term debt) and June 5, 2002 of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read, or copy, any document we file at the public reference room maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this information can be obtained by mail from the Commission's Public Reference Branch at 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference facility. In addition, our filings with the Commission are also available to the public on the Commission's internet website at http://www.sec.gov.

     We have filed with the Commission a registration statement on Form S-8 under the Securities Act of 1933 with respect to the securities offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. Statements made by us in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete. For a more complete description of these contracts, agreements or other documents, you should carefully read the exhibits to the registration statement.

     The registration statement, together with its exhibits and schedules, which we filed with the Commission, may also be reviewed and copied at the public reference facility of the Commission located at the address set forth above.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act until this offering is complete:

     - Our Annual Report on Form 10-K for the fiscal year ended March 31, 2003;

     - Our Current Reports on Form 8-K filed with the SEC on April 8, 2003 and May 28, 2003 and

     - The description of our common stock and our Series A Warrants, which is contained in our Registration Statement on Form 8-A filed with the SEC on August 23, 2001 pursuant to Section 12 of the Exchange Act, and any description of any of our securities which is contained in any registration statement filed after the date hereof under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating any such description.

     You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, and any documents required to be delivered to our employees pursuant to Rule 428(b) of the Securities Act at no cost, by writing or calling us at the following address: Investor Relations, Metal Management, Inc., 500 N. Dearborn St., Suite 405, Chicago, Illinois 60610. Telephone requests may be directed to
(312) 645-0700.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents have been previously filed by the Registrant with the Commission and are incorporated herein by reference into this registration statement as of their respective dates:

          (a)  Annual Report on Form 10-K for the fiscal year ended March 31,
     2003;

          (b) Current Reports on Form 8-K filed with the Commission on April 8, 2003 and May 28, 2003; and

          (c) The description of our common stock and our Series A Warrants, which is contained in our Registration Statement on Form 8-A filed with the Commission on August 23, 2001 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, and any description of any of our securities which is contained in any registration statement filed after the date hereof under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating any such description.

     In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated herein by reference into this Registration Statement and shall be deemed to be a part hereof from the date of filing of such documents.

     Any statement contained in any document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes thereof to the extent that a statement contained therein or in any other subsequently filed document that is also incorporated or deemed to be incorporated therein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall be deemed to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 102(b)(7) of the DGCL permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to some statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption), or
(d) for any transaction from which the director derived an improper personal benefit. Metal Management, Inc.'s Certificate of Incorporation provides that Metal Management, Inc.'s directors shall not be liable to the company or its stockholders for breach of fiduciary duty as a director, except for liability arising out of clauses (a) through (d) in the preceding paragraph. The Certificate of Incorporation and Metal Management, Inc.'s by-laws further provide that Metal Management, Inc. shall indemnify its directors and officers to the fullest extent permitted by the DGCL. In addition, Metal Management, Inc. maintains director and officer liability insurance policies.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     All of the shares of common stock registered hereby were or will be, upon exercise of the Warrants, issued to the selling securityholders pursuant to transactions not involving a public offering and the issuance of such shares is, therefore, exempt from registration under Section 4(2) the Securities Act.

ITEM 8.  EXHIBITS.

     The following exhibits are filed with or incorporated by reference into this Registration Statement pursuant to Item 601 of Regulation S-K:

EXHIBIT NO.                          DESCRIPTION
-----------                          -----------
 4.1*        Form of Series B Warrant Agreement.
 4.2*        Form of Series C Warrant Agreement.
 4.3**       Form of Warrant to Purchase Shares of Common Stock of Metal
             Management, Inc. dated May 3, 2002
 4.4**       Form of Warrant to Purchase Shares of Common Stock of Metal
             Management, Inc.
 5.1         Opinion of King & Spalding LLP.
23.1         Consent of PricewaterhouseCoopers LLP.
23.2         Consent of King & Spalding LLP (included in Exhibit 5.1
             filed herewith).

---------------

 * Incorporated by reference to Exhibits 10.14 and 10.15 of the Company's Annual Report on Form 10-K for the year ended March 31, 2001.

** Incorporated by reference to Exhibits 4.3 and 4.4 of the Company's
   Registration Statement on Form S-3 (333-100725).

ITEM 9.  UNDERTAKINGS.

          (a)  The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation for the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                (iii) To include any additional or changed material information on the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

           provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
           Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on July 9, 2003.

                                                  METAL MANAGEMENT, INC.

                                          By:      /s/ ALBERT A. COZZI
                                            ------------------------------------
                                                      Albert A. Cozzi
                                            Vice Chairman of the Board and Chief
                                                     Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on July 9, 2003.

                    SIGNATURE                                              TITLE
                    ---------                                              -----

               /s/ ALBERT A. COZZI                     Director, Vice Chairman of the Board and Chief
 ------------------------------------------------     Executive Officer (Principal Executive Officer)
                 Albert A. Cozzi

               /s/ MICHAEL W. TRYON                        President and Chief Operating Officer
 ------------------------------------------------
                 Michael W. Tryon

               /s/ ROBERT C. LARRY                      Executive Vice President, Finance and Chief
 ------------------------------------------------     Financial Officer (Principal Financial Officer)
                 Robert C. Larry

                /s/ AMIT N. PATEL                    Vice President, Finance and Controller (Principal
 ------------------------------------------------                   Accounting Officer)
                  Amit N. Patel

                        *                                    Chairman of the Board and Director
 ------------------------------------------------
                 Daniel W. Dienst

                        *                                                 Director
 ------------------------------------------------
                 John T. DiLacqua

                        *                                                 Director
 ------------------------------------------------
               Kevin P. McGuinness

                        *                                                 Director
 ------------------------------------------------
                Harold J. Rouster

               /s/ ROBERT C. LARRY
 ------------------------------------------------
 *By:                Robert C. Larry
                     Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
    4.1*      Form of Series B Warrant Agreement.
    4.2*      Form of Series C Warrant Agreement.
    4.3**     Form of Warrant to Purchase Shares of Common Stock of Metal
              Management, Inc. dated May 3, 2002
    4.4**     Form of Warrant to Purchase Shares of Common Stock of Metal
              Management, Inc.
    5.1       Opinion of King & Spalding LLP.
   23.1       Consent of PricewaterhouseCoopers LLP.
   23.2       Consent of King & Spalding LLP (included in Exhibit 5.1
              filed herewith).

---------------

 * Incorporated by reference to Exhibits 10.14 and 10.15 of the Company's Annual Report on Form 10-K for the year ended March 31, 2001.

** Incorporated by reference to Exhibits 4.3 and 4.4 of the Company's
   Registration Statement on Form S-3 (333-100725).